 EXHIBIT 1A-6.1

JOINT VENTURE AGREEMENT

This Joint Venture Agreement (the "Agreement") is made and entered into on this 15th day of August, 2024, by and between ELEKTROS, INC (hereinafter referred to as

"ELEKTROS INC"), a corporation organized and existing under the laws of the United States,

and Mr. Kemah Kamara, an individual residing at 12 Kakua Street, Bo, Second Capital City,

Sierra Leone (hereinafter referred to as "Mr. Kamara").

WHEREAS, ELEKTROS, INC desires to engage in the exploration and extraction of lithium in

Sierra Leone, Africa; and WHEREAS, Mr. Kamara has agreed to act as the local liaison and assist with on-the-ground operations, labor coordination, and shipment preparations.

1. Formation of Joint Venture

The parties hereby form a joint venture for the purpose of locating, extracting, and exporting lithium in Sierra Leone.

2. Roles and Responsibilities

Mr. Kamara shall act as ELEKTROS, INC's official liaison and representative on the ground in

Sierra Leone. He will be responsible for managing labor, overseeing the collection and packaging of lithium, and facilitating shipment logistics.

3. Profit Sharing

All proceeds derived from the findings and sale of lithium shall be distributed as follows:

25% to Mr. Kamara and 75% to ELEKTROS, INC.

4. Monthly Compensation

In addition to his profit share, Mr. Kamara shall receive $1,000 (One Thousand U.S. Dollars)

in cash per month from ELEKTROS, INC to support labor and logistical operations related to lithium collection and shipment.

5. Term and Termination

This Agreement shall commence on August 15, 2024, and shall remain in effect unless terminated by mutual written consent of both parties.

6. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the

United States and applicable international laws.

IN WITNESS WHEREOF, the parties hereto have executed this Joint Venture Agreement as of the date first above written.

/s/ Shlomo Bleier

Authorized Representative

Elektros, Inc.

________________________

Mr. Kemoh Kamara